                                     AGREEMENT

This Agreement (this "Agreement") is entered into to be effective as of July 12, 1999 (the "Effective Date"), by and between ShopNow.com Inc., a Washington corporation with a place of business at 411 First Avenue South, Suite 200, Seattle, WA 98104 ("ShopNow.com"); and Chase Manhattan Capital, L.P. ("CB"), with an address at 380 Madison Avenue, 12th Floor, New York, NY 10017 or with such other affiliate of CB to which this Agreement may be assigned ("Chase").

WHEREAS, the parties desire to enter into a business arrangement as set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

     1. DEFINITIONS. In addition to capitalized terms defined elsewhere herein, the following terms shall have the following meanings:

               1.1 "Chase Consumers" means those consumers who initiate a transaction after visiting a Chase Site (as defined herein) or use a Chase credit or debit card, Chase eWallet or other Chase payment mechanism to complete a purchase transaction, from the Chase Sites.

               1.2 "Chase Marks" means the trade names, trademarks, logos, service marks and product designations of Chase and its licensors.

               1.3 "Chase Merchants" means those merchants introduced by Chase to ShopNow.com, excluding ShopNow.com Merchants, that have completed either (i) a listing agreement or (ii) agreement for other services with ShopNow.com or that are otherwise identified as such by Chase.

               1.4 "Chase Sites" means those sites that will be developed by ShopNow.com at Chase's option pursuant to this Agreement, and that will contain ShopNow.com's functionality and Chase's look and feel, and any other website agreed to in writing by the parties.

               1.5 "Cobranded Card" means a credit and/or debit card or other payment mechanism bearing the names and/or logos of the parties hereto on the face of the card or any other co-marketed card or payment mechanism that may be developed pursuant to this Agreement.

               1.6 "Content" means the graphics, text, pictures, and other content provided by one party to the other party in connection with this Agreement.

               1.7 "Financial Services Company" means a company and its affiliates that provides deposit, lending, investment, and securities services and advice; provided, however, that when such term is used in connection with any Chase Site, it shall include insurance services and advice.

               1.8 "Marks" means the trade marks, tradenames, service marks, logos and product designations of Chase or ShopNow.com, individually or collectively.

               1.9 "Merchant Services" means the current or future services offered by Chase to merchants, as accepted by ShopNow.com, and as provided in EXHIBIT A as such shall be amended from time to time or as the parties shall otherwise mutually agree.

               1.10 "Preferred" means that the applicable goods or services are marketed and given more exposure than identical goods or services of any third parties (e.g., in an appropriate context, either



* CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO PORTIONS OF THIS EXHIBIT.

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the greatest exposure, the first opportunity to offer the product or service
(or right of first refusal), or preferred placement of the offer on any ShopNow.com Site.

               1.11 "ShopNow.com Consumers" means those individuals or entities that have a MyShopNow.com personal store , or have otherwise transacted business with ShopNow,or who have not visited a Chase Site immediately prior to initiating a transaction.

               1.12 "ShopNow.com Marks" means the trade names, trademarks, logos, service marks and product designations of ShopNow.com and its licensors.

               1.13 "ShopNow.com Merchants" means those merchants listed on the ShopNow.com Sites or who are customers of ShopNow.com and who were not introduced to ShopNow.com by Chase.

               1.14 "ShopNow.com Sites" means ShopNow.com, MyShopNow.com, or GO Software Inc. websites, any ShopNow.com website that lists ShopNow.com Merchants or provides ShopNow.com services and that is exclusively operated and controlled by ShopNow.com, other than any Chase Sites, or any other website agreed to in writing by the parties.

     1.15 "Tax" or "Taxes" shall mean any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, custom duty, transfer, documentary or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any obligation to contribute to the payment of a Tax determined upon a consolidated, combined or unitary basis with respect to a group of corporations any information reporting or back-up withholding obligation, liability or penalty, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

     2. SERVICES. The parties shall use commercially reasonable efforts to perform the obligations set forth in EXHIBIT B.

     3. MARKETING OBLIGATIONS. The parties shall use commercially reasonable efforts to perform the marketing obligations set forth in EXHIBIT C.

     4. DEVELOPMENT OF THE COBRANDED CARD. The parties shall work together to develop the Cobranded Card and accompanying products and services, provided there is a sound business case for the Cobranded Card. Chase shall not be under any obligation to launch a Cobranded Card, if in its sole and absolute discretion, a sound business case for the product is not evident. As soon as Chase decides that a sound business case for the product is not evident, it shall inform ShopNow.com. ShopNow.com may create a co-branded credit, debit or other payment card with a third party of its choice if: (i) Chase informs ShopNow.com that a sound business case for the Cobranded Card is not evident; (ii) Chase does not reach a decision that there is a sound business case for the Cobranded Card within thirty (30) days of the Effective Date; or (iii) if the Cobranded Card is not launched within one hundred twenty (120) days of the Effective Date. In the event the Cobranded Card is launched, ShopNow.com shall:

               4.1 Make the Cobranded Card the Preferred and first card on all check-out and on all purchase screens for the ShopNow.com Sites.

               4.2 Endorse and actively promote on the ShopNow.com Sites, on an exclusive basis, programs for the Cobranded Card that are marketed to consumers in the U.S. Chase shall have the right


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of first refusal, on a country-by-country basis, to have new ShopNow.com websites continue such endorsements and promotions as such websites are developed on a country-specific basis.

               4.3 Mutually determine with Chase the introductory pricing (i.e., introductory rate, go-to rate, annual fee (if any) and the term of the introductory rate (e.g. 3 months) during the Launch of the Co-branded Card. For purposes hereof, Launch shall be deemed to mean the 3 or 6-month period, whichever is deemed preferable, from the public announcement of the introduction of the Cobranded Card.

               4.4 Notwithstanding anything in this Agreement to the contrary, receive from Chase, according to terms to be mutually agreed upon, the names and contact information (including e-mail address) of those consumers that apply to receive a Cobranded Card and that Chase elects not to issue a Cobranded Card

               4.5 DECLINED APPLICATIONS. ShopNow.com acknowledges and agrees that, as between the parties, all information on application received by Chase for the Co-branded card shall be deemed Chase's Confidential Information. Chase and ShopNow.com shall mutually agree on the process to be utilized for declinded applications for the Co-branded card. The parties intend, however, that the process shall include the following:

               a. Chase shall enter into good faith negotiations with another financial institution with which it presently has an agreement to sell declined applications ("Alternative Institution") in order to create an online process to provide such Alternative Institution with Chase's declined applications for the Co-branded card.

               b. The Alternative Institution will be authorized to charge rates and fees higher than that offered by Chase for the Co-branded card in order to solicit an application for alternative credit card ("Alternate Card"), but Chase shall have the right to prohibit any rate and/or fee structure on the Alternate Card that it determines to be so high as to be a concern from a reputational risk standpoint to either Chase or ShopNow.com

               c. The Alternative Institution will provide the same value proposition on the Alternate Card to cardholders who accept its solicitation as Chase and ShopNow.com will provide on the Co-branded card.

               d. ShopNow.com and Chase shall mutually determine how to provide appropriate licenses for use of ShopNow.com Marks by the Alternative Institution.

               e. The Alternative Institution shall not be permitted to use the Chase Site or any ShopNow.com Site for soliciting declined applicants for the Alternate Card. It will be authorized to e-mail solicitations directly to declined applicants.

               f. The parties shall mutually agree on the compensation to be paid to each party (or from Chase to ShopNow.com) as a result of this process. The parties intend to share, at a minimum, 50% each, of any payment made by the Alternative Institution to Chase for each booked account for the Alternate Card.


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     5.   MARKS, CONTENT AND LINKS.

               5.1 BY ShopNow.com. ShopNow.com shall provide Chase with the ShopNow.com Marks and ShopNow.com Content, in the format, resolution and size and via the method agreed upon by the parties, including updates as necessary, to enable Chase to perform its obligations under this Agreement. ShopNow.com hereby grants to Chase a non-exclusive, royalty free, worldwide license to use the ShopNow.com Marks and ShopNow.com Content to perform its obligations under this Agreement. Chase's use of the ShopNow.com Marks shall be in accordance with ShopNow.com's policies regarding trademark usage as established from time to time by ShopNow.com at its discretion and communicated to Chase. Chase understands and agrees that its use of the ShopNow.com Marks in connection with this Agreement shall not create any right, title or interest in or to the ShopNow.com Marks and that all such use and goodwill associated with the ShopNow.com Marks will inure to the benefit of ShopNow.com and its licensors. Chase shall not make use of the ShopNow.com Marks except as specifically provided for in this Agreement or as authorized in writing by ShopNow.com prior to such use.

               5.2 BY CHASE. Chase shall provide ShopNow.com with the Chase Marks and Chase Content, in the format, resolution and size and via the method agreed upon by the parties, including updates as necessary, to enable ShopNow.com to perform its obligations under this Agreement. Chase hereby grants to ShopNow.com a non-exclusive license, royalty free, worldwide license to use the Chase Marks and Chase Content to perform its obligations under this Agreement. ShopNow.com's use of the Chase Marks shall be in accordance with Chase's policies regarding trademark usage as established from time to time by Chase at its discretion and communicated to ShopNow.com.
 ShopNow.com understands and agrees that its use of the Chase Marks in connection with this Agreement shall not create any right, title or interest in or to such Marks and that all such use and goodwill associated with the Chase Marks will inure to the benefit of Chase and its licensors.
ShopNow.com shall not make use of the Chase Marks except as specifically provided for in this Agreement or as authorized in writing by Chase prior to such use.

               5.3 ShopNow.com TECHNOLOGY. Except for any software, technology, know-how or other materials or information, tangible or intangible ("Technology") which Chase may provide to ShopNow.com on such terms as shall be mutually agreeable, as between the parties, ShopNow.com shall retain all right, title and interest to any software, technology, know-how, or other materials or information, tangible or intangible, used in connection with performing its obligations under this Agreement (collectively, the "ShopNow.com Technology"). As between the parties, Chase shall retain all right, title and interest to any Technology provided by Chase to ShopNow.com. To the extent necessary for Chase to utilize the Chase Sites as contemplated hereunder, and so long as Chase is not in breach of its obligations under this Agreement, ShopNow.com hereby grants Chase a nonexclusive, nontransferable license to use the ShopNow.com Technology for the term of this Agreement. Neither party shall decompile, reverse engineer, or disassemble any Technology provided to it by the other party, or authorize or encourage the same. This Agreement shall not be construed in any manner as transferring to either party any rights of ownership in the other party's Technology, and neither party shall make any claim contrary to the foregoing

               5.4 NEW MATERIAL. All marketing and promotional materials developed by one party ("Work Product") shall remain the exclusive property of that party, and all marketing and promotional materials developed jointly by the parties shall be co-owned, except for any of the other party's Marks which may be contained therein. All marketing or promotional materials that contain any of the other party's Marks shall be subject to the review and written approval of the party owning such Marks prior to their use. Each party reserves the right to revoke such use of its Marks at any time upon reasonable prior


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written notice to the other party.  Each party hereby grants to the other party until the effective date of termination, or for such longer period as is reasonably necessary to remove its Work Product from either the Sites or marketing materials, a limited, nonexclusive license to use its Work Product solely as necessary to perform such party's obligations hereunder.

               5.5 LINKING. ShopNow.com acknowledges that Chase may establish links from the Chase Sites to the ShopNow.com Sites. Chase acknowledges that ShopNow.com may establish links from the ShopNow.com Sites to the Chase Sites. In addition, links to such other websites as the parties may agree upon shall be established pursuant to such terms and conditions as the parties shall agree upon in writing.

     6.   FEES AND PAYMENTS.

               6.1 FEES PAYABLE TO ShopNow.com. Chase will pay ShopNow.com pursuant to the terms set forth in EXHIBIT D. Chase shall include with each payment a report detailing the fee payable hereunder and how it was determined.

                6.2 FEES PAYABLE TO CHASE. ShopNow.com will pay Chase pursuant to the terms set forth in EXHIBIT D. ShopNow.com shall include with each payment a report detailing the fee payable hereunder and how it was determined.

               6.3 RECORDS AND AUDITS. Each party (in such case the "Audited Party") agrees to maintain books and records relating to this Agreement in accordance with its normal business practices. Either party (in such case the "Auditing Party") shall have the right to conduct, at its expense and no more than twice per calendar year, an audit of such books and records of the Audited Party pertaining to the terms and conditions of the Agreement by an independent accounting firm in accordance with generally accepted auditing standards during regular business hours upon at least ten
(10) business days' advance notice. Audits shall be for the sole purpose of determining whether amounts payable have been properly calculated and paid. In the event that such an audit reveals any underpayment to the Auditing Party, the Audited Party shall immediately reimburse the Auditing Party for all underpaid amounts. If the underpayment is greater than 5%, the Audited Party shall pay the reasonable costs of that audit.

7    CONFIDENTIALITY.

     7.1 Each party that receives any Confidential Information ("Recipient") from the disclosing party ("Owner") agrees that during the existence of this Agreement and thereafter it will hold in strictest confidence, and will not use or disclose to any third party, any Confidential Information of the Owner. The term "Confidential Information" shall mean all non-public information, whether business or technical in nature, that either party, or such party's agents or affiliates, provides to the other party. If either party has any questions as to what comprises Confidential Information of the other party, it agrees to consult with such other party. Nothing in this Section shall prohibit or limit Recipient's use of information if (i) at the time of disclosure hereunder such information is generally available to the public; (ii) after disclosure hereunder such information becomes generally available to the public, except through breach of this Agreement by Recipient; (iii) Recipient can demonstrate such information was in Recipient's possession prior to the time of disclosure by the Owner and was not acquired directly or indirectly from Owner or its affiliates; (iv) the information becomes available to Recipient from a third party that is not legally prohibited from disclosing such information, provided such information was not acquired directly or indirectly from the Owner or its affiliates; or (v) such information must be disclosed pursuant to applicable federal, state or local law, regulation, court order or other legal process, provided the Recipient has notified the Owner within a reasonable time prior to such required disclosure and, to the


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extent reasonably possible, has given the Owner an opportunity to contest or seek confidential treatment of such required disclosure.

     7.2 Both parties agree that, during the term of this Agreement and thereafter, Confidential Information will be used by each party solely in the performance of its obligations pursuant to this Agreement. Each party will receive Confidential Information in confidence and not disclose, give, sell, or otherwise transfer or make available, directly or indirectly, any Confidential Information to any third party, except as may be necessary to perform its obligations pursuant to this Agreement, and except as may be agreed upon in writing by the other party.

     7.3 Upon request or upon the termination of this Agreement, each party will return to the other party all Confidential Information in its possession or control except information required to be retained for records-retention purposes. Neither party will disclose, furnish, or use in any way whatsoever, and will take measures to prevent its agents, employees and subcontractors from so using, any Confidential Information to which it becomes privy, except as may be necessary for that party to perform its obligations pursuant to this Agreement, and for which the prior written consent of the other party has been obtained.

8    SUBCONTRACTORS/AUDITORS

     8.1 In the event that either party intends to utilize any subcontractor (which term shall include any sub-subcontractor) or auditor to furnish services in connection with the business relationship between the parties hereto, such party shall ensure that, prior to the commencement of work, such subcontractor executes a Confidentiality Agreement with substantially the same terms and conditions as the Chase standard Confidentiality Agreement attached hereto as Exhibit "G". Upon the request of a party, the other party shall assist in enforcing the provisions of its agreement with any such subcontractor. Each party shall remain primarily responsible for the performance or nonperformance of any subcontractor.

9    REPRESENTATION AND WARRANTIES.

     9.1 BY ShopNow.com. ShopNow.com represents and warrants that: (i) the ShopNow.com Marks and ShopNow.com Content do not and will not infringe any intellectual property or other right of any third party; (ii) it has all right and authority to enter into this Agreement and to grant Chase the rights granted herein; and (iii) it is permitted by applicable law and regulations to enter into this Agreement.

     9.2 ShopNow.com represents and warrants that, to the best of its knowledge, all hardware, software and systems utilized by it or provided by it to Chase pursuant hereto will record, sort, process, calculate and present calendar dates falling on or after (and, if applicable, spans of time including), January 1, 2000, in a substantially similar manner and with substantially similar functionality as such hardware, software and systems performed on or before December 31, 1999, provided that such hardware, software and systems are used with accurate date data in accordance with their documentation and any accompanying product manuals and provided that all other products used with such hardware, software and systems properly exchange date data. ShopNow.com shall use commercially reasonable best efforts to assure that the hardware, software and systems will (i) have no materially lesser functionality with respect to records containing dates both, or either, before or after January 1, 2000 than heretofore with respect to dates prior to January 1, 2000, and (ii) be interoperable with other hardware, software and systems used by Chase which may deliver records to, receive records from or otherwise interact with the hardware, software and systems of Chase or any ShopNow.com Merchant.

     9.3 ShopNow.com represents and warrants that no material, product or other aspect of any Technology, trade secret or other intellectual property utilized by ShopNow.com will infringe on or


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violate any patent, copyright, trade secret, trademark or other proprietary right of any third party.

     9.4 ShopNow.com represents and warrants that the performance of its obligations pursuant to this Agreement is and will be in material compliance with all applicable laws, rules and regulations.

     9.5 ShopNow.com warrants that it shall upgrade the ShopNow.com Sites and the Chase Sites with new ShopNow.com Technology within a reasonable time after it is available and provided that such technology would have a material impact on the ShopNow.com Sites and the Chase Sites. ShopNow.com shall provide Chase thirty (30) days notice before the Chase Sites are to be upgraded to provide Chase with the opportunity to (i) review each proposed upgrade and (ii) have the option to decline the upgrade.

     9.6 ShopNow.com warrants that it shall make the Chase corporate card the exclusive travel and entertainment card for ShopNow.com employees provided that such card provides similar or better terms than ShopNow.com's current corporate card.

     9.7 BY CHASE. Chase represents and warrants that: (i) the Chase Marks and Chase Content do not and will not infringe any intellectual property or other right of any third party; (ii) it has all right and authority to enter into this Agreement and to grant ShopNow.com the rights granted herein; (iii) it is permitted by applicable law and regulations to enter into this Agreement.

     9.8 Chase represents and warrants that no material, product or other aspect of any Technology, trade secret or other intellectual property utilized by Chase will infringe on or violate any patent, copyright, trade secret, trademark or other proprietary right of any third party.

     9.9 Chase represents and warrants that the performance of its obligations pursuant to this Agreement is and will be in material compliance with all applicable laws, rules and regulations

     9.10 LIMITATION OF WARRANTY. EXCEPT AS EXPRESSLY STATED HEREIN, THE PARTIES MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE.


10   LIMITATION OF LIABILITY.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO
THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR COVER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT THAT MAY BE CONSTRUED TO THE CONTRARY, OTHER THAN THE IMMEDIATELY FOLLOWING PROVISION IN THIS SECTION, EITHER PARTY'S MAXIMUM LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OTHER THAN AS PROVIDED IN THIS SECTION, SHALL BE LIMITED TO THE TOTAL PAYMENTS MADE BY CHASE TO SHOPNOW.COM UNDER THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NO LIMITATION OF LIABILITY SHALL BE AVAILABLE TO EITHER PARTY WITH RESPECT TO ANY CLAIM FOR BREACH OF SECTION 5.3 OR 7 HEREOF OR ANY THIRD PARTY CLAIM MADE WHICH ALLEGES, RELATES TO OR IS A RESULT OF A CLAIM OF NEGLIGENCE, INTENTIONAL TORT, BREACH OF ANY REPRESENTATION OR WARRANTY CONTAINED HEREIN OR ANY CLAIM OF


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INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL
PROPERTY RIGHT.

11   INDEMNIFICATION. Each party shall indemnify and hold harmless the other, and its parent, affiliates, subsidiaries, directors, officers, employees and agents, from and against any and all claims, demands, actions, suits, losses, liabilities, damages, injuries, fines, penalties, costs and expenses including, without limitation, reasonable attorneys' fees arising out of a breach of any of its representations, warranties or covenants provided herein, provided that the party claiming a right of indemnification promptly notifies the other party (the "Indemnifying Party") in writing of the claim and allows the Indemnifying Party to control the defense and all related settlement negotiations.

12  TERM AND TERMINATION.

     12.1 TERM. The initial term of this Agreement shall be twenty-seven (27) months from the Effective Date ("Initial Term"). Thereafter, this Agreement may be renewed, subject to the payment terms of Section 1 of EXHIBIT D, for an additional term of three (3) years at Chase's option by giving ShopNow.com written notice of its intent to renew at least ninety (90) days prior to the end of the Initial Term.

     12.2 TERMINATION FOR CAUSE. This Agreement may be terminated by a party for cause immediately by written notice upon the occurrence of any of the following events: (i) if the other ceases to do business, or otherwise terminates its business operations; (ii) if the other shall fail to promptly secure or renew any license, registration, permit, authorization or approval for the conduct of its business in the manner contemplated by this Agreement or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within thirty (30) days; (iii) if the other breaches any material provision of this Agreement and fails to fully cure such breach within sixty (60) days (ten (10) days in the case of failure to pay) of written notice describing the breach; (iv) if the other becomes insolvent, or seeks protection under any bankruptcy, receivership, trust deed, creditor's arrangement composition or comparable proceeding, or if any such proceeding is instituted against the other and not dismissed within thirty (30) days; (v) by Chase, if a bank regulatory agency having authority over Chase issues an order or directive finding the services provided to Chase will cause Chase to be subject to regulatory sanction unless such services are modified and ShopNow.com fails to modify such services in accordance with such order or directive within such period of time as permitted by such regulatory agency; (vi) if a transfer of control of ShopNow.com to an entity that performs any of the services of a Financial Services Company (as defined in Section 1.7); or (vii) if more than 50% of the members of the board of directors of ShopNow.com resign during any 6-month period. For the purposes of this subsection, a transfer of control shall mean a transfer of 25% or more of the voting stock or assets of ShopNow.com after the closing of the Chase investment in ShopNow.com.

     12.3 EFFECT OF TERMINATION. Upon termination of this Agreement, each party will cease to perform any of its services described herein. Each party shall remit all fees accrued but unpaid as of the effective date of termination to the other party within ninety (90) days of such termination. Upon termination, each party will destroy or return to the other party any copies of materials embodying or containing the other party's Marks or content. Chase shall have a reasonable period of time, which shall not exceed six (6) months after the termination of the Agreement, to remove the ShopNow.com Marks from Co-branded cards, periodic statements and such other printed materials on which they may appear. Termination by either party will not affect rights that have already accrued hereunder prior to the effective date of termination. In the event of a termination by Chase pursuant to Section 12.2, Chase shall have the right to a pro-rata return of the license fee paid to ShopNow.com pursuant to this Agreement. In


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addition, the provisions of Sections 1, 6.3, 7, 9, 10, 11, 26, and 29 will survive if this Agreement is terminated for any reason whatsoever.

13   FORCE MAJEURE.  Failure of either party to perform, if occasioned in whole or in part by any act of God, act of governmental authority, or any other occurrence, act or thing beyond the reasonable control of that party, shall excuse that party from its obligation to perform when due and shall suspend its performance until such time as its performance can reasonably be undertaken, but in no event for more than ten (10) days. The applicable party shall have no liability arising out of or in connection with such failure provided that the party shall take all reasonable steps to prevent, correct or remedy such failure which renders its obligations impossible.

14   ARBITRATION. This Agreement shall be governed by the laws of the State of Washington without regard to its conflicts of laws rules, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is hereby excluded. Any dispute or controversy arising out of or relating to this Agreement which cannot be amicably resolved by the parties shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the National Arbitration Forum ("NAM"). Unless otherwise agreed by the parties, the arbitration panel shall consist of one neutral arbitrator who has at least ten (10) years experience in the computer software industry. The arbitrator shall have no authority to grant punitive damages. The place of arbitration shall be New York, NY if Chase is the respondent, and Seattle, WA if ShopNow.com is the respondent. Each party shall be entitled to representation by counsel, to appear and present written and oral evidence and argument and to cross-examine witnesses presented by the other party. The arbitration award shall be in writing and the arbitrator shall provide written reasons for the award. The award of the arbitrator shall be final and binding on the parties hereto and may be enforced in any court of competent jurisdiction. The prevailing party shall be entitled to recover reasonable attorneys' fees and other reasonable costs, including fees of the arbitrator and NAM, incurred in the action or proceedings. Notwithstanding the foregoing, either party may seek injunctive or other equitable relief from any court of competent jurisdiction for any breach or threatened breach by the other of the provisions of Sections 5 and 7.

15   ASSIGNMENT. Neither party shall assign this Agreement or any rights hereunder without the prior written consent of the other party; provided, that either party may assign this Agreement to an entity that succeeds by operation of law to, or otherwise acquires substantially all of the stock or assets of such party, or into which such party is merged, and that assumes such party's obligations hereunder; provided, however, that, in such instance, ShopNow.com may not assign this Agreement to an entity that performs, directly or through an "affiliate", any of the services of a Financial Services Company (as defined in Section 1.7) without Chase's prior written consent. Chase may assign any of its rights and obligations hereunder to any Chase "affiliates" ) upon prior written notice to ShopNow.com. ShopNow.com acknowledges that Chase has notified it that upon execution of this Agreement, Chase shall assign its rights and obligations hereunder to Chase Manhattan Bank USA, National Association and ShopNow.com hereby consents to such assignment. For purposes of this Agreement, an "affiliate" of a party shall mean any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such party. For purposes of this definition, "control" means the power to direct the management and policies of such party, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

16   INTERPRETATION. This Agreement is intended to be the parties' complete, integrated expression of the terms of their agreement with respect to its subject matters, and any prior agreements or understandings with respect to such subject matters, including but not limited to that certain Letter of Intent dated June 14, 1999, are superseded hereby and fully merged herein. No waiver of any term or provision of this Agreement or right hereunder shall be valid unless the waiver is in writing and signed by the waiving party. No waiver or failure to enforce any provision or right hereunder shall be deemed to be a waiver of the same or any other provision or right in any other instance. If any provision of this Agreement shall be found to be unenforceable, the remainder of this Agreement shall not be affected. Headings shall not be used in interpreting this Agreement.

17 NOTICES. All notices and demands hereunder shall be in writing and shall be served by personal service or by registered or certified mail, return receipt requested, or sent by a nationally recognized overnight delivery service to the applicable party at its address set forth below (or at such different address as may be designated by such party by written notice to the other party). All notices and demands by mail shall be deemed complete upon receipt.

     If to Chase:        The Chase Manhattan Bank
                         2 Chase Manhattan Plaza
                         New York, New York 10081
                         Attn:  William van Wagner , Vice President

     With a copy to:     The Chase Manhattan Bank
                         100 Duffy Avenue
                         Hicksville, New York 11566
                         Attn:  Robert Birnbaum, S.V.P. & Associate General
                         Counsel

     If to ShopNow.com:  ShopNow.com
                         411 First Avenue South, Suite 200
                         Seattle, Washington 98104
                         Attn:  Dwayne Walker, CEO & President

     With a copy to:     ShopNow.com
                         411 First Avenue South, Suite 200
                         Seattle, Washington 98104
                         Attn: Alan Koslow, E.V.P. & General Counsel

18 COUNTERPARTS AND FAXES. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement shall be deemed to be an original.

19 CONSENTS. Unless explicitly stated to the contrary, when one party requires any approval or consent from the other party pursuant to the terms of this Agreement, such approval or consent shall not be unreasonably withheld or delayed.

20  CUSTOMER SERVICE

     20.1 ShopNow.com shall be responsible for responding to and resolving all claims relating to ShopNow.com. Chase shall advise ShopNow.com of all cardmembers receiving services who may have an inquiry or problem regarding ShopNow.com and shall refer to ShopNow.com copies of all correspondence and/or complaints by an attorney representing a cardmember receiving services, an Attorney General's office, a regulatory agency or department or a consumer protection agency. ShopNow.com shall provide Chase, within five
(5) business days of receipt of correspondence and/or complaints, documentation and/or explanations necessary for Chase to respond to billing error inquiries of cardmembers receiving Services.

     20.2 Chase will promptly forward any and all complaints or inquiries it receives concerning ShopNow.com's responsibilities under this Agreement. The methods of transmittal of such inquiries will be determined by the required response time of the inquiry, but in no event will it exceed five (5) business days. If Chase desires to respond to any inquiry directly, it will promptly notify ShopNow.com of its decision to respond. This response will be given to ShopNow.com for review prior to it being sent.

     20.3   ShopNow.com shall:

            20.3.1 use its best efforts to respond in writing, to all cardmembers inquiries, claims and complaints which require written response within two (2) business days of receipt thereof;

            20.3.2 without limiting the foregoing subsection, establish and maintain a reasonable policy for resolution of all cardmembers inquiries, claims and complaints within thirty (30) days of receipt thereof;

            20.3.3 provide toll-free telephone numbers available seven (7) days per week at the following hours:6:30 AM to 1:30 AM E.S.T or E.D.T and will be reviewed semi-annually to determine if the foregoing hours need to be changed.

            20.3.4 instruct its employees and agents who handle customer service calls that are directed to a specific number established for Chase customers to greet them by acknowledging that they are Chase customers. (The parties anticipate that ShopNow.com shall be able to identify Chase customers and deliver the appropriate greeting by third quarter 1999);

            20.3.5 provided that it is given reasonable advance notice of activities that are likely to materially increase typical call volumes, answer at least eighty (80%) percent, and make commercially reasonable best efforts to answer one hundred (100%) percent, of all customer telephone calls within twenty (20) seconds by a service representative and/or pre-recorded hold message and respond to all telephone calls placed on hold in two (2) minutes or less; and use commercially reasonable best efforts to maintain an abandonment rate of less than five (5%) percent of best efforts of three (3%) percent of telephone calls received

            20.3.6 maintain records with respect to all customer service telephone calls and written inquiries, claims and complaints in reasonable detail to enable verification of ShopNow.com's compliance with the subsections above, and permit Chase, during all business hours and with reasonable prior notice and no more often than once every six months, to inspect such records including without limitation written inquiries, claims and complaints, to verify ShopNow.com's compliance with the above subsections; and

            20.3.7 provide a sufficient number of customer service representatives dedicated to handling cardmember inquiries.


     20.4 ShopNow.com shall designate certain customer service managers to interface with Chase's Customer Service Department to handle cardmember inquiries. ShopNow.com shall furnish Chase with the names, addresses and telephone numbers, as appropriate, of ShopNow.com personnel to assist Chase in resolving inquiries.

     20.5 ShopNow.com shall, consistent with its own record retention policy, maintain files pertaining to inquires or complaints relating to the services received from cardmembers and shall permit Chase to review such files upon Chase's written request.

     20.6 The parties will cooperate with and provide reasonable assistance to each other, and/or their attorneys, with respect to such inquiries and/or complaints which require responses. Such assistance will include providing information and witnesses, when requested, and timely response, assistance and cooperation with each other and/or their attorneys with respect to such other reasonable requests and/or instructions related to this Agreement or to cardmembers or to the services which are the subject matter of this Agreement.

     20.7 Notwithstanding the foregoing, the parties do not intend to waive any of their rights and/or obligations, as such may exist from time to time, pursuant to the rules and regulations of VISA USA, Inc. or MasterCard International Inc.

21   INSURANCE

ShopNow.com agrees to maintain insurance of the kinds and limits set forth below, with companies acceptable to Chase:

     21.1 INSURANCE CARRIED BY ShopNow.com. ShopNow.com, within five (5) business days after the execution of this Agreement or before commencing work or permitting any subcontractor to commence work shall procure and maintain, at its own expense, the following required insurance of the kinds and limits enumerated hereunder, with companies reasonably acceptable to Chase. Should ShopNow.com at any time neglect or refuse to provide the required insurance, or should such insurance be canceled, Chase shall have the right to procure such insurance and the cost thereof shall be deducted from monies then due or thereafter to become due ShopNow.com. ShopNow.com may carry, at its own expense, such additional insurance as it may deem necessary. ShopNow.com shall not be deemed to be relieved of any responsibility by the fact that it carries insurance.

     REQUIRED INSURANCE. (a) Workers' Compensation and Employer's Liability Insurance in accordance with the applicable laws of the State of Washington or any other state in which the work is to be performed or of the state in which ShopNow.com is obligated to pay compensation to employees engaged in the performance of the work. The policy limit under Employer's Liability Insurance section shall not be less than One Million Dollars ($1,000,000) for any one accident; (b) Commercial General Liability Insurance covering the work, the performance of the work and everything incidental thereto, with limits of not less than Two Million Dollars ($2,000,000) per occurrence combined single limit or in whatever higher amounts as may be required by Chase from time to time by notice to ShopNow.com. This policy shall be extended to cover: (1) if any of the work is subcontracted, INDEPENDENT CONTRACTORS LIABILITY providing coverage in connection with such portion of the work which may be subcontracted, (2) BROAD FORM PROPERTY DAMAGE LIABILITY AND (3) PERSONAL INJURY LIABILITY, (c) Automobile Liability and Property Damage Insurance, including coverage on owned, hired, and non-owned automobiles and other vehicles, if used in connection with the performance of the work, with Bodily Injury and Property Damage limits of not less than Two Million Dollars ($2,000,000) per occurrence combined single limit; and (d)Errors and Omissions Insurance in the minimal amount of Two Million Dollars ($2,000,000) per occurance.

     "The Chase Manhattan Bank USA, National Association and any and all subsidiaries as their interests may appear" shall be named as an Additional Insured under the ShopNow.com's Commercial General Liability and Automobile Public Liability and Property Damage Insurance coverage.

     ShopNow.com's insurance shall be primary.

     21.2 CERTIFICATES OF INSURANCE. ShopNow.com shall have its insurance carrier or carriers certify to Chase that all insurance required is in force, such certificates to stipulate that the insurance will not be canceled, unrenewed or substantially changed without thirty (30) days' prior notice by certified mail to Chase Manhattan Bank USA, National Association, 380 Madison Avenue 12th Floor, New York, Ny 10017, Attn: Corporate Insurance. ShopNow.com shall, on written request, permit Chase to examine original insurance policies.

     21.3 NOTICE TO CHASE. ShopNow.com shall promptly advise Chase's authorized representative of all damages to property of Chase or of others or injuries incurred by persons other than employees of ShopNow.com (or any subcontractor) in any manner relating either directly or indirectly, to the work or services performed hereunder.

22   REGULATORY MATTERS

     ShopNow.com shall notify Chase of any material claim or demand which is communicated to ShopNow.com from any federal, state or local regulatory agency ("Agency"), regarding ShopNow.com's marketing, telemarketing, customer service, or fee billing activities (provided such claim or demand is related to this Agreement) or any action pertaining to the foregoing which is commenced against ShopNow.com by any person or Agency and shall keep Chase apprised of the status and/or disposition of all such claims, demands and litigation

23   EQUAL EMPLOYMENT OPPORTUNITY

     Unless inapplicable to ShopNow.com, ShopNow.com agrees to comply with U.S. Department of Labor regulations regarding: (a) equal employment opportunity obligations of government contractors and subcontractors, 41 C.F.R. sections 60-1.4(a)(1)-(7); (b) employment by government contractors of Vietnam era and disabled veterans, 41 C.F.R. sections 60-250.4(a)-(m); (c) employment of the physically handicapped by government contractors and subcontractors, 41 C.F.R. sections 741.4(a)-(f); (d) developing written affirmative action programs, 41 C.F.R. sections 60-2.1, 60-250.5 and 60-741.5; (e) certifying to non-segregated facilities, 41 C.F.R. section 60-1.8; (f) filing annual EEO-1 reports, 41 C.F.R.
section 60-1.7; and (g) utilizing minority-owned and female-owned business concerns, 48 C.F.R. sections 52-219.9 and 52-219.12, all of which are incorporated by reference herein

24   RELATIONSHIP OF THE PARTIES.

     24.1 Nothing herein shall be construed to create a relationship of employer and employee, joint venture, partnership or association between Chase and ShopNow.com. Except as expressly provided herein, neither party shall have the right to bind or obligate the other party in any manner without the prior written consent of the other party.

25   NO THIRD PARTY BENEFICIARIES.

     25.1 This Agreement shall not provide any person not a party to this Agreement with any remedy, claim, liability, reimbursement, commission, cause of action or other right in excess of those existing without reference to this Agreement.

26   SURVIVAL.

     26.1 Termination of this Agreement shall not terminate any obligation with respect to any fees, costs or other amounts due and owing but unpaid to one party from the other party. Notwithstanding termination of this Agreement, either party may assert any rights it may have against the other party hereto which arose or is claimed to have arisen by virtue of acts or omissions prior to such termination for a period of one (1) year from termination of this Agreement. The foregoing limitation shall not be applicable to any indemnification claim made by one party against the other due to a third-party claim made against a party hereto.

27   INFORMATION SECURITY COMPLIANCE PROCEDURES

     27.1 ShopNow.com and any subcontractors shall comply with the information security compliance procedures set forth in Exhibit E.

28   CHASE CUSTOMER INFORMATION PRINCIPLES AND ONLINE PRIVACY POLICY

     28.1 ShopNow.com shall comply with Chase's Customer Information Principles and Online Privacy Policy as set forth in Exhibit F as same may be changed from time to time.

29   TAXES

     29.1 ShopNow.com shall be responsible for the payment of all Taxes levied or imposed on or with respect to direct sales of goods or services by ShopNow.com or on other business activities of

ShopNow.com in connection with this Agreement. Chase shall be responsible for the payment of all Taxes levied on or with respect to direct sales of goods or services by Chase or on other business activities of Chase in connection with this Agreement.

30   DISASTER RECOVERY PLAN.

     30.1 During the term of the agreement, ShopNow.com shall have a disaster recovery plan ("Disaster Recovery Plan"). ShopNow.com shall provide Chase with a written copy of the Disaster Recovery Plan on request. ShopNow.com reserves the right to change the Disaster Recovery Plan from time to time without notice to Chase unless the change is a material change affecting ShopNow.com's performance under this Agreement; in which event ShopNow.com shall provide notice to Chase. Any such change shall not degrade the quality of the disaster recovery plan in a manner which may have a material, adverse impact on the services provided hereunder.

31   SEVERABILITY.

     31.1 If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and the parties shall substitute for the invalid provisions a valid provision which most closely approximates the intent and economic effect of the invalid provision.

32   ENTIRE AGREEMENT.

     32.1 This Agreement, including Exhibits, sets forth all of the promises, agreements, conditions and understandings between the parties respecting the subject matter hereof and supersedes all negotiations, conversations, discussions, correspondence, memorandums and agreements between the parties concerning the subject matter. This Agreement may not be modified except by a writing signed by authorized representatives of both parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.






     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

ShopNow.com Inc.                   Chase Manhattan Capital, L.P.

                                   By:   Chase Manhattan Capital Corporation
                                   General Partner


By: /s/ Alan Koslow                     By: /s/ Jeffrey C. Walker
   ---------------------------------       --------------------------------
Print Name: Alan Koslow                 Print Name: Jeffrey C. Walker
           -------------------------               ------------------------
Title: EVP Finance/Investment           Title: Chairman
      ------------------------------          -----------------------------

                                      EXHIBIT A

                             CHASE SERVICES TO MERCHANTS

Small Business Services

Chase Small Business Financial Services meets the financial services needs of small businesses and professionals who generate less than $10MM in annual sales.

Financial services includes all services relating to deposit accounts (such as checking, savings, money market and CDs), deposit maintenance and payment services (such as on-line banking, bill payment, escrow, payroll processing, tax payments, ACH transactions, debit cards and foreign exchange), credit accounts (such as installment loans, lines of credit, credit cards and equipment leasing), investment services (such as brokerage, mutual funds and retirement planning), and business insurance (such as group life, key person life, property and casualty, health and dental).

Middle Market Services:

Chase's Middle Market Group offers companies with annual revenue greater than 3 million dollars a wide range of services including credit, cash management and treasury solutions, equipment leasing, corporate finance, international trade, insurance, retirement planning and private banking services for the company's owners and managers. Chase's Middle Market Group has specialist groups in dozens of industries - from advertising to manufacturing and from sports and entertainment to oil and gas.

CHASE MERCHANT SERVICES, L.L.C.

All services necessary to authorize, data capture, process, settle and reconcile transactions effected with holders of Visa and MasterCard credit and debit cards and the services necessary to authorize, data capture and process (and when permitted by the applicable card sponsor, settle and reconcile) transactions effected with holders of other credit and debit cards, including, without limitation, American Express, Discover, JCB, Maestro, InterLink, Diners Club/Carte Blanche, NYCE, MAC and other cards for which merchants need the types of acquiring services described herein, but excluding private label cards.

                                     EXHIBIT B
                              SERVICES TO BE PROVIDED



1. Chase will be the exclusive Cobranded card (e.g., credit, debit, corporate, small business) to be marketed on the ShopNow.com Sites.. Subject to the provisions of Section 4 of the Agreement, Chase shall be the Preferred credit card on all checkout and purchase screens. Nothing herein is intended to prohibit ShopNow.com from accepting such credit cards or other payment mechanisms as it deems necessary or appropriate.

2. At Chase's option and within 90 days of giving ShopNow.com all necessary specifications and Content, ShopNow.com shall: (a) create a site dedicated to Chase Consumers which will contain ShopNow.com's functionality and Chase's look and feel. Such site shall include the ShopNow.com name, and shall be considered a Chase Site (as defined in Section 1.4); and (b) develop for Chase a Chase Site which will contain MyShopNow.com's functionality and Chase's look and feel. Such site shall include the ShopNow.com name in a manner to be agreed upon and shall be considered a Chase Site.

At no additional charge to ShopNow.com, Chase shall assist ShopNow.com in developing the Chase Sites by providing adequate access to pre-identified key Chase staff to assist ShopNow.com and by providing Chase Content. Chase will provide ShopNow.com, without additional charge, such access, information and any other assistance reasonably necessary to enable ShopNow.com to effectively develop the Chase Sites.

3. Once a Chase Site is developed: (a) Chase shall have the right to link from the Chase Site to Chase provided features (i.e., Chase financial services) which are specific to Chase Consumers and Chase Merchants on the Chase Sites (subject to Section 5(d) of this EXHIBIT B); (b) Chase may add products, services and features of Chase Merchants that are not found on the ShopNow.com Sites. If such products services or features are offered to any third party, Chase shall offer the same to ShopNow.com on terms at least as favorable as offered to any third party; (c) merchants on the ShopNow.com Sites will also be on the Chase Sites; (d) each party will control 50% of the advertising space on the particular Chase Site that is dedicated to Chase Consumers and neither party will place ads competitive with the other party's services(each party retains
[ * ] of the advertising revenues that it receives from the space it controls on the Chase Site); (e) Chase shall be the exclusive Financial Services Company on the Chase Sites; (f) Chase shall be the exclusive eWallet on the Chase Sites;
(g) Chase shall have the right to decline or remove any advertising on the Chase Sites that conflicts with any contractual commitment or other reasonable business purpose; and (h) ShopNow.com shall have the right to decline or remove any advertising on the ShopNow.com Sites that conflicts with any contractual commitment or other reasonable business purpose.


4. ShopNow.com shall: (a) evaluate, within 60 days of its being received, a proposal by Chase Merchant Services, L.L.C. to be the merchant acquirer for the MyShopNow.com site, and ShopNow.com will choose Chase Merchant Services, L.L.C. as the merchant acquirer for the MyShopNow.com site provided that ShopNow.com will not incur any materially detrimental financial, business or operational risk; (b) add the Chase brand to the ShopNow.com Sites in a manner to be mutually agreed upon; (c) make Chase the exclusive Financial Services Company on all ShopNow.com Sites provided however that (1) if Chase doesn't offer a specific financial service, ShopNow.com may offer such financial service of another company; or (2) ShopNow.com shall provide Chase the following right of first refusal to match any offer for exclusive non-card financial services or products that ShopNow.com receives from another

                        * CONFIDENTIAL TREATMENT REQUESTED.

company. Upon receipt of notice from ShopNow.com of such an offer, Chase shall have 15 days to advise ShopNow.com of whether it intends to match such offer and the parties shall finalize the specific transaction within 30 days of Chase's receipt of the offer notice from ShopNow.com. If such transaction is not finalized within such time frame, ShopNow.com may contract with such other company. (d) make Chase the Preferred eWallet provider on all ShopNow.com Sites; (e) make Chase the Preferred Financial Service Company sponsor for any financial service center on all ShopNow.com Sites; (f) make Chase the Preferred Financial Service Company sponsor for any small business center on all ShopNow.com Sites; (g) make Chase the Preferred payment processor on all ShopNow.com Sites; (h) make Chase the Preferred entity for offering Merchant Services on all ShopNow.com Sites; (i) provide all Chase Merchants who choose to list as merchants in a ShopNow.com Site with a 50% discount on the applicable fee for listing in ShopNow.com, and ShopNow.com may include other Chase Merchants in the ShopNow.com Sites in a manner approved by Chase; and (k) provide Chase front and back-end technology and provide service support from ShopNow.com for the ShopNow.com Sites, and Chase Sites. ShopNow.com will install upgrades on these sites as they are made commercially available and subject to the provisions of Section 9.5 of the Agreement. All such technology and upgrades are ShopNow.com Technology and are licensed to Chase pursuant to this Agreement.

5. Provided that ShopNow.com enters into a written agreement with Chase Merchant Services, L.L.C., Chase shall: (a) provide ShopNow.com with multi-currency credit card processing in no less than 40 currencies for merchants signed up for transaction processing with Chase Merchant Services, L.L.C. Merchants are required to be U.S.-based and fulfillment must be completed in the U.S. When available, Chase will offer this service to foreign-based merchants; (b) provide Merchant Services, Small Business Services and Consumer Services; (c) provide ShopNow.com with opportunities to market other Chase services and products as mutually agreed and subject to Chase's right to be the exclusive provider of card services on all ShopNow.com Sites; and (d) allow ShopNow.com to add to the ShopNow.com Sites, merchants' products, services and features that are on the Chase Sites subject to any applicable Chase contractual limitations. At Chase's request, certain products, services and features will be made specifically available to Chase Consumers with a revenue split to be mutually determined.

6. Both parties agree that: (a) except in those cases where a particular merchant or consumer belongs to both parties, all solicitations to Chase Merchants and Chase Consumers made by ShopNow.com must be approved by Chase, and all solicitations to ShopNow.com Merchants and ShopNow.com Consumers made by Chase must be approved by ShopNow.com; (b) the parties will mutually determine the kinds and timing of management information reports to be delivered to Chase (e.g., complaints received, late delivery of goods or services, dates and times Sites are down, etc.); and (c) the parties shall discuss online approval of credit card applications at a mutually agreed upon time.

                                     EXHIBIT C
                               MARKETING OBLIGATIONS

Each of the parties shall invest at least three million dollars ($3,000,000) during each twelve (12) month period of this Agreement into marketing efforts in furtherance of this Agreement . The parties shall mutually design and agree to key performance measures ("KPMs") to measure the effectiveness of each year's marketing activities in order to determine if future marketing expenses need to be restructured.

1. The parties shall mutually agree on how the above marketing funds should be expended, but it is intended that they will be spent in the following areas: (a) Public Relations; (b) Advertisements; (c) Radio; (d) Television; (e) Direct Mail; (f) Database Marketing; (g) Telemarketing; (h) customer, merchant and marketing research ; (i) National merchant and consumer conferences and seminars.

2. The parties agree to issue a joint press release at least once every six months during the existence of this Agreement.

3. Chase shall perform marketing activities, including some or all of the following: (a) target Chase Merchants and Chase Consumers in a mutually agreed upon manner; (b) mail ShopNow.com offers to Chase Merchants; (c) telemarket ShopNow.com offers to Chase Consumers and Chase Merchants; (d) include ShopNow.com inserts in Chase statements; (e) link to and post preferential listing of the Chase Sites from other sites owned or controlled by Chase; (f) the parties shall discuss the relationship of Chase co-branded credit cards of other parties (e.g., Toys-R-Us, Continental, Shell); and (g) provide ShopNow.com with expertise in financial services and database marketing.

4. ShopNow.com shall perform marketing activities, including some or all of the following: (a) place an advertisement on the home page of ShopNow.com that shows Chase's sponsorship; (b) direct mail Chase Merchant Services offers to ShopNow.com Merchants; (c) e-mail Chase Merchant Services offers to ShopNow.com Merchants; (d) mention Chase Merchant Services in radio spots; (e) mention Chase Merchant Services in print ads; (f) mention Chase Merchant Services in any ShopNow.com Merchant newsletter; (g) recommend Chase cards (e.g., credit, debit, Small Business, and Corporate cards) to ShopNow.com's professional services clients; and (h) provide access to ShopNow.com's 24/7 Media relationship.

5. ShopNow.com agrees that Chase's name will appear in the following areas at Chase's discretion upon giving reasonable advance notice to ShopNow.com: (a) at least 50% of outbound e-mails; (b) ShopNow.com recommendation engine; (c) ShopNow.com gift center; and (d) ShopNow.com greeting cards.

                                     EXHIBIT D
                                      PAYMENT


1.   PAYMENTS TO ShopNow.com. Chase shall make the following payments to
ShopNow.com: (a) a nonrefundable (subject to Section 12.3) payment of [ * ] to ShopNow.com which represents licensing fees for the Initial Term;
(b) during months 28 through 39 of this Agreement, if applicable, Chase shall pay a monthly licensing and site hosting fee of [ * ] to ShopNow.com by the fifth (5th) day of each month; and (c) during months 40 through 63 of this Agreement, if applicable, Chase shall pay a monthly licensing and site hosting fee to be mutually determined, but in no event to exceed [ * ] to ShopNow.com by the fifth (5th) day of each month.

2.   REVENUE SHARING.

     2.1 Chase shall keep [ * ] of the revenues from services provided by Chase that are sold to Chase Merchants and Chase Consumers;

     2.2 ShopNow.com shall keep [ * ] of the revenues from services provided by ShopNow.com to ShopNow.com Merchants and ShopNow.com Consumers;

     2.3 Chase will receive [ * ] of the gross revenues on all advertising and merchandizing (e.g., merchant listings, preferred listings, featured stores and premier listings) received by ShopNow.com from Chase Merchants as previously introduced by Chase to ShopNow.com. ShopNow.com will receive [ * ] of the gross revenues on all advertising and merchandizing received by Chase from ShopNow.com Merchants as previously introduced by ShopNow.com to Chase. The percentage of gross revenues to be paid will be reviewed semi-annually, or more frequently if the parties deem necessary, to determine if such percentage of revenue split should be adjusted so that a [ * ] gross margin allocation is obtainable. In no event shall either party be obligated to compensate the other pursuant to the calculation created hereunder if the gross margin is determined to be a negative number;

     2.4 Chase will receive [ * ] of the gross revenues on all transaction fees received by ShopNow.com from MyShopNow.com Merchants when ShopNow.com, as the merchant of record, sells goods or services to Chase Consumers or Chase Merchants. The percentage of gross revenues to be paid will be reviewed semi-annually to determine if such percentage of revenue split should be adjusted so that a [ * ] gross margin allocation is obtainable. In no event shall Chase be obligated to compensate ShopNow.com pursuant to the calculation created hereunder if the gross margin is determined to be a negative number;

     2.5 When ShopNow.com is not the merchant of record, but receives transaction fees as its revenues from the sale of a product/service, ShopNow.com will pay Chase [ * ] of the gross transaction fee revenues received by ShopNow.com for products/services sold to Chase Consumers. The percentage of gross transaction fee revenues to be paid will be reviewed semi-annually, or more frequently if the parties deem necessary, to determine if such percentage of revenue split should be adjusted so that a [ * ] gross margin allocation is obtainable. In no event shall Chase be obligated to compensate ShopNow.com pursuant to the calculation created hereunder if the gross margin is determined to be a negative number;


     2.6 Chase will receive [ * ] of gross revenue from professional services fees received by ShopNow.com for services rendered to Chase Merchants;

     2.7 The parties will mutually determine revenue share on new products and services sold by

                          * CONFIDENTIAL TREATMENT REQUESTED.

ShopNow.com to Chase Merchants and Chase Consumers;

     2.8 ShopNow.com will receive an amount to be mutually determined on a product by product basis when Chase sells its products or services to ShopNow.com Merchants or ShopNow.com Consumers; and

     2.9 Chase shall pay ShopNow.com [ * ] for each booked credit card account originated from a ShopNow.com Site. Additionally, during the existence of this Agreement, Chase shall pay ShopNow.com, on the applicable account anniversary date, a renewal fee of [ * ] for so long as such credit card account remains in existence; provided that such account has had at least 10 purchase transactions in the prior year and purchasing privileges on the account have not been terminated. No initial or renewal payment shall be required if a credit card account is originated from a Chase Site unless the credit card is a Cobranded credit card. All revenue and gross margin calculations provided in this EXHIBIT D shall be calculated in accordance with GAAP and as presented in ShopNow.com's financial statements and shall be consistent with ShopNow.com's revenue recognition calculations contained in its registration statement filed with the SEC on June 18, 1999.

3.   PAYMENTS FOR TRAFFIC VOLUME.


The parties shall mutually agree on a reasonable method for tracking and measuring the amount of visitors per month that Chase drives to an individual Chase Site or an individual ShopNow.com Site. During any calendar month when the number of such visitors to an individual site referenced above equals or exceeds 500,000, Chase will receive an incremental percentage increase of ShopNow.com's gross advertising revenues from that site for such month as follows:



Chase Visitors to an          Chase's incremental percentage increase of such month's ShopNow.com
individual site/month         gross advertising revenues from the individual ShopNow.com Site or the individual Chase Site (as applicable)
500,000 - 1,000,000
1,000,001 - 3,000,000                                       [ * ]
3,000,001 or more


THE ABOVE REVENUE SHARING AND TRAFFIC VOLUME PAYMENTS SHALL BE CALCULATED BY THE PARTIES MONTHLY AND SHALL BE PAID BY EACH PARTY TO THE OTHER BY THE END OF THE FOLLOWING MONTH.

                       * CONFIDENTIAL TREATMENT REQUESTED.




                                      EXHIBIT E
                      INFORMATION SECURITY COMPLIANCE PROCEDURES

To the extent any of the following materially affect its responsibilities under the Agreement, ShopNow.com shall be responsible for maintaining in effect at least the following security procedures:

1. Development, testing and maintenance of emergency plans, including off-site storage facilities.

2.   Development, testing and maintenance of business recovery plans.

3.   Supervision and coordination of business recovery testing activities.

4. Development, testing and maintenance of post-disaster resumption procedures.

5. For each computer system or data center facility or telecommunications network facility, development and maintenance of:

     5.1  physical access controls which restrict entry to the facility;

     5.2  fire controls which provide:

          5.2.1     automatic detection;

          5.2.2     fire department notification; and

          5.2.3     automatic or manual suppression.

     5.3  water controls which provide:

          5.3.1     automatic leak detection; and

          5.3.2     drainage.

     5.4  emergency lighting;

     5.5  environmental controls which permit:

          5.5.1     control power disconnection;

          5.5.2     power conditioning for critical processing equipment

          5.5.3     uninterrupted power during power irregularities and outages

          5.5.4     dedicated air conditioning, and

          5.5.5     monitoring of air temperature and humidity levels.

6 Development and maintenance of a system of logical access control process procedures for data management.

     6.1 Logical access control process is a process which identifies each user having access to data; verifies the identity of each user; restricts access to information processing resources as appropriate; monitors the activity through audit trails and access violation logs; prevents unauthorized disclosure and unauthorized modification of data files; and is certified on an annual basis.

     6.2  Must monitor logical access activity by:

          6.2.1 Maintaining a dedicated file (an Access Activity File) to record all user activity by maintaining a record of all user sign-on and sign-off activity;

          6.2.2 For high risk systems, record the identity of the individual, date and time of change, and the before and after image of the record being modified;

          6.2.3     Being retrievable for investigatory purposes; and

          6.2.4     Not contain passwords

     6.3 Must maintain an Access Violations Log which shall record all violations of data user authorizations and all unsuccessful log-on attempts.

          6.3.1 The log is to be reviewed every day and the review shall be evidenced on the log by a signature or other indication.

          6.3.2     The log shall not contain passwords

     6.4 Must report unusual, excessive or suspicious unauthorized access attempts by a data user, and unsuccessful log-on attempt to the designated Chase officer.

     6.5 Must limit access to Chase or Chase customer information which is critical or sensitive data or property, including, but not limited to embossed or unembossed credit or debit cards ("Primary Information") to those employees, agents or ShopNow.com's having a strict need to know, only after having informed them of the restrictions on the use or disclosure of such information.

          6.5.1 Must maintain a procedure to prevent unauthorized access and unauthorized modification of data files by:

                    6.5.1.1 Reviewing on a quarterly basis, access authorization to files containing Primary Information, and updating as necessary;

                    6.5.1.2 Storing passwords in the computer's authorization tables in a one-way encrypted state (e.g., non-reversible (access privilege to password files shall be extremely limited with stringent audit trail review);

                    6.5.1.3 Providing a high degree of access control to user authorization tables (access privilege to user authorization tables shall be extremely limited with stringent audit trail review); and

                    6.5.1.4 a high degree of access control to access activity files and violation by files.

          6.5.2     Passwords should be constructed as follows:

                    6.5.2.1   Be a minimum of six characters in length;

                    6.5.2.2 Be composed of alphabetic and numeric or symbolic characters; and

                    6.5.2.3 Not be composed so that they can be easily guessed.

                    6.5.2.4 Not contain more than two consecutive repeating characters.

          6.5.3 Passwords shall expire after ninety (90) days, and shall not be changed to a former value for one year.

          6.5.4 Three (3) unsuccessful log-on attempts must disable the password for that user.



7    With respect to vital information and vital records (defined below), must develop and maintain the controls set forth in items 7. c. - 7. d. below:

     7.1 Vital information is any Chase information which is necessary for the performance of contracted business functions.

     7.2 Vital records is a copy of the vital information to be used in a disaster.

     7.3 Have the ability to relocate the vital information and records to an off-premises location as soon as possible, but never exceeding three (3) business days after their creation:

          7.3.1 Such location shall be certified by Chase as being in compliance with these policies and procedures, that proper environmental controls are in place, and that the storage site and the site containing the vital information are not exposed to a single common threat occurrence.

          7.3.2 Such location shall be physically separate from the building containing the original information. Except as stipulated in local fire codes, buildings which have adjoining walls or a common physical connector are not considered separate structures.

          7.3.3     Such location shall have the following controls:

                    7.3.3.1 Access to the off-premises location shall be controlled, according to documented procedures so that only authorized personnel enter.

                    7.3.3.2 Temperature and humidity controls shall be provided consistent with the needs of the media stored within.

                    7.3.3.3 Automatic fire detection capability shall be provided by heat or smoke detectors which are audible at a location which is continuously manned.

                    7.3.3.4 Automatic or manual fire suppression capabilities shall be provided.

          7.3.4 The off-premises location shall be accessible for emergency retrieval of the vital information or records consistent with the recovery requirements outlined in the business recovery plan.

     7.4 Certifications shall be made to Chase, upon Chase's request, to confirm that

                    7.4.1 Vital information has been properly identified (i.e. all information necessary for business recovery has been identified);

                    7.4.2 There are adequate back-up and off-premises storage cycles;

                    7.4.3 That access to the off-premises location is adequate for business recovery;

                    7.4.4 That emergency retrieval of Vital Records is adequately demonstrated as part of periodic business recovery testing; and

                    7.4.5 That access to Vital Records is only allowed for emergency, recovery testing and rotational purposes.


8. Provide Chase, upon Chase's request, with access to all third party non-financial audit reports and internal audit reports during the term of the Agreement.

9    Allow Chase to audit and perform periodic on-site reviews upon reasonable advance notice and no more often than every six months, or, at Chase's option, provide Chase with a third party review completed within the past year within thirty days of written request.

     9.1 Allow any regulatory body to which Chase is subject to perform a review as may be permitted or required by law.


10. Notify Chase of any material change affecting the availability, confidentiality or integrity of services provided.

11. All services will be performed pursuant to a written agreement, and all controls and procedures required hereunder are subject to Chase's review and reasonable approval.

12. Have such physical access rights as Chase shall from time to time reasonably require.

13. ShopNow.com agrees to secure the following data in a manner reasonably acceptable to Chase using Chase customer information, name, social security number, account number, date of birth and street address.

14. Adopt, test and implement security controls with respect to a change control procedure which ensures that all moves between the test and production environments been authorized. No changes to a system may be initiated unless they have been requested in writing by the appropriate senior level of management.

15. Adopt, implement and maintain a virus prevention strategy and virus scanning software to maintain the integrity of the system and data files contained therein, including, but not limited to:

     15.1 All software and blank diskettes shall be tested for viruses.

     15.2 All software and blank diskettes shall be tested for viruses on a non-primary machine.

     15.3 Write protect and store the diskettes in a secure location.

     15.4 All PC's shall be tested at regular intervals for viruses.

     15.5 All PC's used to display or replicate software must be scanned for virus infection prior to every deployment/replication session.

     15.6 PC software sent to a third party for duplication should be spot checked.

     15.7 Cause maintenance company to adhere to ShopNow.com's virus prevention strategy and use of virus scanning software prior to the performance of maintenance.

16   Access by Regulatory Authorities

     16.1 ShopNow.com agrees that any regulatory agency with supervisory responsibility for Chase shall, upon reasonable advance notice, have the right to examine all records and materials, use the equipment and interview those employees of ShopNow.com to the extent that such officials deem necessary to protect the interest of depositors, creditors or stockholders of Chase or as otherwise permitted under applicable law, rule or regulation.

17.  Reports and On-Site Review

     17.1 Within thirty (30) days of ShopNow.com's execution and delivery of this Agreement and annually thereafter during the term of this Agreement, ShopNow.com shall, upon Chase's request, deliver the following to Chase:

          17.1.1 A report by an independent third party audit firm that describes ShopNow.com control policies and procedures that have been initiated and function currently at ShopNow.com. These reports must contain statements on the operating effectiveness of those policies and procedures for Chase transactions. The requirements of this section will be satisfied by a Type II SAS 70 Report, as described in the then-current Statement of Auditing Standard 70 of the American Institute of Certified Public Accountants, unless otherwise specified by Chase within 60 days after receiving such a report.

          17.1.2 An annual financial statement of ShopNow.com including a balance sheet, statement of changes in working capital, audited by independent public accountants reasonably acceptable to Chase.

     17.2 During the term of this Agreement, ShopNow.com also shall allow Chase or external auditors on Chase's behalf to perform periodic on-site reviews of ShopNow.com's site as Chase deems appropriate provided that such reviews shall occur upon reasonable advance notice and no more often than every six months. At Chase's option ShopNow.com may submit evidence of a third party review, completed within the last year, that addresses the scope and control objectives related to transactions processed for Chase. In addition, annually during the term of this Agreement ShopNow.com shall allow Chase to access independent third party non-financial reports, and, if available, internal audit reports to ShopNow.com.

18   Compliance

     18.1 During the term of this Agreement, ShopNow.com shall at all times substantially comply with all reasonable Chase Information/Technology Control Policies then in effect (a) that are applicable to ShopNow.com's obligations under this Agreement and (b) of which ShopNow.com is informed.

     18.2 Upon Chase's request, a description of how ShopNow.com shall comply with such policies shall be attached hereto and made a part of this Agreement.

          18.2.1 If (as a result of an on-site review or audit performed in accordance with Section 17 above or otherwise) Chase reasonably determines that ShopNow.com is not materially complying with Chase's Information/Technology Control Policies as required by this Section 18, ShopNow.com shall at its own expense take steps specified by Chase to correct such non-compliance within a reasonable time period. Notwithstanding any contrary provision herein, if ShopNow.com fails to take such steps in a timely manner, Chase shall be permitted to terminate this Agreement on 30 calendar days notice and ShopNow.com's failure to cure within that time.

19  Changes in Services

     19.1 ShopNow.com shall notify Chase immediately of any organization, security-related or other changes that materially affect the ability of ShopNow.com to perform its obligations under this Agreement, including but not limited to ShopNow.com's ability to comply with Chase's
     Information/Technology Control Policies.

                                     EXHIBIT F
          CHASE CUSTOMER INFORMATION POLICIES AND ONLINE PRIVACY POLICIES
                          CUSTOMER INFORMATION PRINCIPLES
                                   RETAIL BANKING

At Chase, we strive to make life easier for our customers.

1. One way that we do this is by using customer information to provide our customers with superior service and convenient access to the right products and services. We also recognize that our customers have important expectations regarding the use of that information.

2. Safeguarding customer information is a matter that we take seriously. That is why we at Chase have set forth the following principles to affirm our long-standing commitment to confidentiality:

     2.1 We share information regarding customers among our banks and affiliated companies only in accordance with strict internal security standards and confidentiality policies and with applicable law.

     2.2 We hold our employees fully accountable for adhering to those standards, policies and laws.

     2.3 We do not share information about our customers with other companies except in order to conduct our business, comply with applicable law, protect against fraud or make available special offers of products and services that we feel may be of interest to our customers. We may also provide information to regulatory authorities and law enforcement officials in accordance with applicable law.

     2.4 We have established high standards for protecting information regarding our customers from unauthorized alteration or destruction.

     2.5 We investigate customer inquiries regarding information received from Chase (or from a credit bureau reflecting information provided by Chase) that the customer believes to be inaccurate and we take steps to correct information we determine to be incorrect. Customers should notify us if they receive information regarding their Chase relationship that they believe to be inaccurate.

3    At Chase, information regarding our customers is used solely in the legitimate conduct of our business, to deliver superior service and to design products and special offers that demonstrate our understanding of our customers and their needs.

4    As we move forward in developing new products and services in an era of vast technological change, we will continue to maintain our dedication to assuring that customer information is properly used and appropriately safeguarded.

November 1997
                                        ***
THESE PRINCIPLES ARE CURRENTLY APPLICABLE TO CHASE BANKS AND AFFILIATES IN THE CONDUCT OF THEIR CONSUMER BUSINESSES IN THE UNITED STATES.

THIS IS THE WEBSITE OF THE CHASE MANHATTAN CORPORATION AND ITS SUBSIDIARIES

5    CHASE ONLINE CONSUMER INFORMATION PRACTICES

     5.1 We at Chase understand and appreciate that our Website visitors are concerned about their privacy and about the confidentiality and security of information we may obtain about them online. We want you to understand the steps we have taken to safeguard the information we receive online about visitors who access or interact with our Website.

     5.2 Our CUSTOMER INFORMATION PRINCIPLES, which describe how we safeguard, maintain and use information we obtain about our customers in the normal course of our business, also apply to the information we obtain online about our Website visitors. This document, Chase Online Consumer Information Practices, describes the methods we use to collect and protect information which are unique to the Internet.

LISTED BELOW ARE THE TOPICS ADDRESSED BY THIS DOCUMENT WITH A BRIEF EXPLANATION. YOU MAY CLICK ON EACH TOPIC TO OBTAIN THE COMPLETE TEXT OF THE CONTROLS AND PRACTICES RELATED TO THIS TOPIC.

6    COLLECTION OF INFORMATION ONLINE

     6.1 We want to assure you that you can visit the Chase Website without identifying yourself or giving us any information about yourself. We will not obtain information that identifies you personally unless you specifically choose to provide such information to us.

     6.2  INFORMATION WE OBTAIN FROM VISITOR BROWSING AND VIA COOKIES

          6.2.1 Describes our usage of "cookie" technology, what information can be obtained by its usage and how consumers may be alerted to their presence when they are Online.

     6.3  IDENTIFYING INFORMATION YOU CHOOSE TO PROVIDE

          6.3.1 Describes the various situations you may provide us with information about yourself on our various web pages, our related controls and safeguards and how we may utilize this information.

     6.4  SECURITY OF INFORMATION TRANSMISSIONS

          6.4.1 Describes the security methods we employ in the transmission of information to our website.

     6.5  ACCESS TO YOUR ACCOUNT INFORMATION

          6.5.1 Describes how access to your account information is secured and authenticated.

     6.6  CHILDREN VISITING OUR WEBSITE

          6.6.1     Addresses children visiting our Website.

     6.7  OTHER WEBSITES LINKED TO THE CHASE WEBSITE

          6.7.1 Describes our responsibilities concerning the information practices of other websites linked to Chase.com.

     6.8  ENFORCEMENT

          6.8.1     Employee Expectations

                    6.8.1.1 Describes our Corporate Code of Conduct and our employee expectations concerning the controlled and authorized use of customer information.

          6.8.2     Verification of Practices

                    6.8.2.1 Lists the various internal and external confirmations and reviews performed to ensure that we are adhering to the consumer privacy practices we have published.

          6.8.3     Consumer Recourse

                    6.8.3.1 Tells you how you may contact us concerning this policy, or any related inquiry concerning our usage of information that you may have provided to us Online.

7    FUTURE UPDATES TO THESE PRACTICES

     7.1 As technology evolves, we will continue to look for better ways to gather and use information in order to offer financial products and services which best meet your financial needs, and to protect and safeguard information about you and your accounts. We encourage you to review the Chase Online Consumer Information Practices periodically for updates.

8    COLLECTION OF INFORMATION ONLINE

     8.1  INFORMATION WE OBTAIN FROM VISITOR BROWSING AND VIA COOKIES

          8.1.1 In order to constantly improve our Website and better serve our customers, Chase may use software tools or "cookies" to gather information about site visitors' browsing activities. This is similar to a traffic report: it tracks trends and behaviors, but does not identify individuals. Information gathered may include date and time of visits, pages viewed, time spent at the site, and the site visited just before and just after the Chase site. However, we only identify the site visitor if he or she voluntarily gives us personal identifying information online.

          8.1.2 A "cookie" is information sent from a Website to a visitor's computer while he or she is visiting the site. It may enable the site holder to track how a visitor navigates through its site and the areas in which they show interest. In some cases, if a visitor returns to the Website after receiving a cookie, their browser sends cookie information back to the Website. This is useful to the visitor if he or she has established a password at a particular Website and wants to be identified by that site to perform a function or transaction. The site holder can set cookies to expire . . .

                    8.1.2.1   on a specified date
                    8.1.2.2   after a specific period of time
                    8.1.2.3   when a transaction has been completed
                    8.1.2.4   when a user turns off his browser.
                    This is controlled by the site holder.

          8.1.3 Chase may use cookies to help evaluate our Website. Your Web browser may alert and permit you to refuse cookies. When you receive an alert you may choose at that time to refuse that cookie. If the use of cookies is a concern to you, then please make sure your browser has this capability, and that you set your browser to alert you accordingly.

9    COLLECTION OF INFORMATION ONLINE

     9.1  IDENTIFYING INFORMATION YOU CHOOSE TO PROVIDE

          9.1.1 If you choose to request information from Chase, apply for Chase products or services or conduct transactions online, you will need to give us certain personal information just as you would if you were communicating with us in person, by mail or by telephone. The same internal protections that we employ in the maintenance of information received via these channels is applicable to the information we obtain via the Internet.

          9.1.2 When you visit our site we may ask you to "sign-in," complete a survey or answer simple questions. These may include such questions as where you live, your E-mail address and your interest in receiving E-mail from Chase on new products and services. We collect this information so that we can determine what kinds of products and services are of most interest to you.

          9.1.3 If you choose to send us an E-mail message, we may retain the content of the E-mail, your E- mail address, and our response.

          9.1.4     If you provide identifying information to us online, we may
          be able to identify you as you browse through our Chase Website.   We
          may use this information to determine what kinds of products, services and sections of our site are of most interest to you.

10   SECURITY OF INFORMATION TRANSMISSIONS

     10.1 In most instances, information you provide on electronic forms on the Chase Website is encrypted. In other words, it is scrambled en route and decoded once it reaches Chase. Current versions of leading Web browsers indicate when a document is encrypted for transmission.

     10.2 E-mail sent within Chase Online Banking is secure. However, other E-mail sent to us may not be secure unless we advise you that security measures will be in place prior to your transmitting the information. Therefore, we ask that you do not send confidential information such as social security or account numbers to us via an unsecured E-mail. Such communications should be sent to us via postal mail or you may call 1-800-CHASE24 or visit one of our branches.

11   ACCESS TO YOUR ACCOUNT INFORMATION

     11.1 As a security measure, you may access your account information from the Chase Website only if you have registered with Chase for authentication purposes. Information provided to you will be scrambled en route and
     decoded once it reaches your browser.   If you have not registered for
     authentication purposes and wish to review your account information, you may write to the address listed on your account statement, call 1-800-CHASE24 or visit one of our branches.

12   CHILDREN VISITING OUR WEBSITE

     12.1 Our Website is directed at customers and potential customers, most of whom are adults. However, children may access our Website and provide information in the ways previously explained in this policy statement.
     They may request information concerning our products and services and apply for certain products and services such as student loans. Should children access our Website we are confident that parents will not judge any of the information provided as objectionable for viewing by their children. Parents can avail themselves of various software packages that are available to prevent their children from accessing Websites which they deem to be inappropriate. Parents can choose to utilize this and other methods to limit the Websites to which their children have access.

13   OTHER WEBSITES LINKED TO THE CHASE WEBSITE

     13.1 Chase is not responsible for the information practices employed by sites linked to or from our Website. In most cases links to non-Chase Websites are provided solely as pointers to information on topics that may be useful to the users of the Chase Website. In some situations, other site holders agree to follow our CUSTOMER INFORMATION PRINCIPLES. In these cases you will be notified when you are linking to these sites.

14   ENFORCEMENT

     14.1 EMPLOYEE EXPECTATIONS

          14.1.1 The Chase Corporate Code of Conduct expresses our absolute commitment to integrity, our related corporate values and ethical standards and the associated business conduct we expect from all our employees. The Code of Conduct includes very specific guidelines concerning the SAFEGUARDING OF CONFIDENTIAL INFORMATION, which includes customer information. In general, these guidelines limit employee access to confidential information, and limit the use and disclosure of such information to specifically authorized processes and transactions. If it is determined that employees have violated the Code of Conduct, corrective action may be taken, including immediate dismissal.

     14.2 VERIFICATION OF PRACTICES

          14.2.1 Periodically, our operations and business practices are reviewed for compliance with corporate policies and procedures governing the confidentiality of information. These reviews are conducted by our own internal staff, Chase auditors who report directly to the Chase Board of Directors, external accounting and auditing firms and government regulators. Included in these self-assessments and examinations are reviews of the controls and safeguards related to consumer privacy which are described in our Customer Information Principles and Chase Online Consumer Information Practices.

     14.3 CONSUMER RECOURSE

          14.3.1 If you believe we have not complied with our stated privacy policies concerning our usage of personally identifiable information that we may collect over the Internet, or that information we have provided to you based upon your Internet activity is inaccurate, you may inform us by utilizing the "feedback" feature on Chase.com site. Clicking on "feedback" enables you to create an E-mail message to us. We will acknowledge receipt of your message via E-mail within seven business days and endeavor to respond to your concerns within 30 business days.